EXHIBIT 3.01


                            STOCK PURCHASE AGREEMENT


THIS STOCK PURCHASE AGREEMENT (hereinafter referred to as the "Agreement"), is made effective as of the 17th day of November, 2003, by and among SILVERADO FINANCIAL, INC., a Nevada corporation (hereinafter referred to as "SLVO"), having its principal address at 1475 S. Bascom Avenue, Suite 210, Campbell, CA 95003, and SAN FRANCISCO FUNDING, INC., a California corporation (hereinafter referred to as "SFF"), having its principal address at 250 Bel Marin Keys, Suite A, Novato, CA 94949 and Mr. Daniel Selis and Mrs. Sarah M. Selis (the "Shareholders of SFF"), having their principal address at 5562 Valerio Trail, San Diego, CA 92130 and hereinafter referred to collectively as "THE PARTIES".

                                    RECITALS

WHEREAS, SLVO is desirous of purchasing, in a tax-free exchange, as defined by the United States Internal Revenue Code, all of the issued and outstanding shares of the Common Stock of SFF in exchange for One Hundred, Fifty Thousand (150,000) shares of SLVO Restricted Common Capital Stock and Twenty Five
Thousand (25,000) shares of SLVO Restricted Series A Secured Convertible Preferred Stock as described in Section 1.01 (a) (ii) below.

NOW, THEREFORE, in consideration of the following mutual promises, payments, exchanges, credits, covenants, restrictions, agreements and other valuable considerations, the receipt and sufficiency of which shall be acknowledged by each party upon execution hereof, the parties, with full intent to be legally bound hereby, agree as follows:

SECTION 1. Conversion of Securities; Exchange of Certificates

1.01 Closing. Subject to the provisions of this Agreement, the closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of SLVO located at 1475 S. Bascom Avenue, Suite 210, Campbell, CA 95003, on the 17th day of November, 2003, or at such other time and date as the parties hereto may mutually agree. Provided, however, that if a condition to Closing shall not have been fulfilled or waived at such time, any party hereto entitled to the benefits of such condition may postpone the Closing by notice to the other parties until such condition or conditions shall have been met or waived, except that in no event shall the Closing occur after November 18th, 2003 without the written agreement of all parties hereto.

(a) Exchange of Capital Stock. At the Closing, the Shareholders of SFF shall exchange all of the existing shares of SFF Common Stock issued and outstanding as of the Closing for,

     (i) One Hundred Fifty Thousand Shares (150,000) of restricted (as per section 3.06 below) of SLVO Common Capital Stock ("Common").

     (ii) 25,000 shares of restricted (as per section 3.06 below) SLVO Series A Secured Convertible Preferred Stock ("Preferred") with a face value of $250,000 and bearing cumulative dividends at six percent (6%) per year. The Preferred shares shall have a right to convert to restricted (as per section 3.06 below) Common shares, at the option of the holder, for ten Common shares per each Preferred share converted by the holder. The shares may be redeemed by SLVO at our option at any time after issuance for an amount equal to the face value of each share plus any unpaid accrued dividends. The Preferred shares have no


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          right to vote in any shareholder  meetings unless  converted to Common by the holder. The Preferred shares are secured against all of the shares of SFF purchased by SLVO under this stock purchase agreement. The Preferred shares shall have piggyback registration rights upon any subsequent registration made by SLVO with the United States Securities and Exchange Commission ("SEC").

SECTION 2. Representations and Warranties of SFF. SFF represents and warrants to SLVO as follows:

2.01 Organization, Standing and Power; Qualification. SFF is a corporation duly organized, validly existing and in good standing under the laws of the State of California; has all requisite corporate power to own, lease and operate its properties and to carry on its business as currently being conducted and as currently proposed to be conducted; is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on its business, assets (including intangible assets), properties, liabilities (contingent or otherwise), financial condition, operations, or results of operation (a "Material Adverse Effect") of SFF.

2.02 SFF Capital Structure. All outstanding shares of SFF Stock have been duly authorized and validly issued, are fully paid and nonassessable, were issued in compliance with state and federal securities laws, and are subject to no preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of SFF or any agreement to which SFF is a party or by which it is bound. The authorized capital stock of SFF as of November 14th, 2003 consists of 2,000 shares of SFF Common Stock, of which 2,000 are issued and outstanding. All directors of SFF agree to not issue additional shares of SFF after the Closing without the prior written consent of SLVO.

2.03 No Conflicts. Neither the execution and delivery of this Agreement by SFF, the performance by SFF of any of its obligations hereunder, the execution and delivery by SFF of any agreement required to be entered into pursuant to this Agreement, nor the consummation of the transactions contemplated hereby, will result in any of the following: (a) a default or an event that, with notice or lapse of time, or both, would constitute a default, breach or violation of

(i)  any provision of the Articles of Incorporation or Bylaws of SFF, or

(ii) any of the terms, conditions or provisions of any lease, license, franchise, promissory note, contract, agreement, commitment, indenture, mortgage, deed of trust, or other instrument, document or arrangement to which SFF is a party or by which it or any of its respective properties or assets may be bound and which is material to SFF

     (a "Material Contract");

     (b) the creation or imposition of any Lien on any of the assets or properties of SFF;

     (c) the termination of any Material Contract or the acceleration of the maturity of any indebtedness or other material obligation of SFF;

     (d)  a violation or breach of any order,  writ,  injunction,  decree,  law,
          statute  or  regulation  of  any  court  or   governmental   authority
          applicable to SFF or any of its respective properties or assets; or

     (e)  the cessation or  termination of any other  business  relationship  or
          arrangement   between  SFF  and  any  third  party  the  cessation  or
          termination of which would have a Material Adverse Effect.

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2.04  No  Consent.  No  consent,   approval,   order  or  authorization  of,  or
registration,  declaration  or filing  with,  any person or entity or any court,
administrative   agency  or  commission  or  other  governmental   authority  or
instrumentality is required by or with respect to SFF in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

2.05 Leases and Rental  Agreements.  There are no leases  except as set forth in
Schedule 2.05 below.

2.06 Financial Information. SFF has furnished, audited financial information of SFF and its subsidiaries through October 31st, 2002 and unaudited statements as of October 31, 2003. All of the financial information furnished by SFF (as set forth in the following sentence) shall be complete and accurate in all aspects, and shall omit no information, which would be required to accurately describe the results of operations and statement of financial condition of SFF for the last two fiscal years or shorter period if applicable.

2.07 Taxes. Any property, real estate, income, payroll or other taxes which have been assessed against SFF or its assets or subsidiaries have been paid in full through the date of the last required payment, or if unpaid, are set forth in
Schedule 2.07 below.

2.08 Insurance. SFF has disclosed to SLVO, in writing, all insurance coverage covering the business affairs, assets, liabilities or other obligations; completion of the transaction contemplated by this Agreement shall not adversely affect the existence or coverage of such insurance. Schedule 2.08 below, sets forth the information required by this Section 2.08.

2.09 Licenses and Permits; Compliance with Laws. Each of the material licenses and permits necessary for the operation of SFF'S business is in full force and effect, and there are no pending or, to the knowledge of SFF, threatened claims or proceedings challenging the validity of, or seeking to revoke or discontinue, any of the material licenses and permits. None of the transactions contemplated by this Agreement will affect the validity of or cause the revocation or discontinuation of any of the material licenses and permits.

2.10 Litigation. Except as set forth in Schedule 2.06 attached hereto, There is no pending, or, to the best knowledge of SFF any threatened, action, suit, arbitration proceeding, charge, complaint, allegation, investigation, inquiry or other proceeding or claim before any court or governmental or administrative body or agency or other entity against, relating to or affecting SFF or any director, shareholder, officer, agent or employee of SFF in its, his or her capacity as such, or the assets, properties or business of SFF or the transactions contemplated by this Agreement, nor is SFF aware of any facts or circumstances which could reasonably lead to, or provide the basis for, any such action, suit, arbitration proceeding, investigation or inquiry that, if brought or adversely determined against SFF could reasonably be expected to have a Material Adverse Effect

2.11 Disclosure. None of the representations or warranties of SFF contained in this Agreement or any documents delivered in connection with the transactions contemplated hereby, or in any certificate furnished or to be furnished pursuant hereto, contains any statement of a material fact that was untrue when made or omits to state any material fact necessary to make the statements of fact contained herein or therein not misleading in any material respect.

SECTION 3. Representations and Warranties of SLVO. SLVO hereby represents and warrants to the SFF as follows:

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3.01 Organization, Standing and Power; Qualification. SLVO is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; has all requisite corporate power to own, lease and operate its properties and to carry on its business as currently being conducted and as currently proposed to be conducted; is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on its business, assets
(including   intangible   assets),   properties,   liabilities   (contingent  or
otherwise),   financial  condition,  operations,  or  results  of  operation  (a
"Material Adverse Effect") of SLVO.

3.02 SLVO Capital Structure.

(a) The authorized capital stock of SLVO consists of 21,000,000 shares of SLVO Common Stock (as adjusted by the April 29, 2003 five for one reverse split), $0.001 par value, of which, SLVO may issue up to 1,000,000 shares as Preferred Stock (as adjusted by the April 29, 2003 five for one reverse split), in such classes and with such rights as the board of directors may determine. As of September 30, 2003 there were:

     (i) 14,077,066 shares of SLVO Common Stock (as adjusted by the April 29, 2003 five for one reverse split), issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable;

     (ii) no shares of SLVO Common Stock were held in the treasury of SLVO or by Subsidiaries of SLVO;

     (iii)as of the date of this Agreement, none of the shares of SLVO Preferred Stock are issued and outstanding, and;

as of the date of this agreement there are three convertible outstanding notes in the amount of $36,000.00, of which $26,000 is due on November 11, 2004 and $10,000.00 due on July 23, 2004 with the company having a right to extend the $10,000.00 note for an additional year. The note may be converted to the Common Stock of SLVO at the option of the holder or of the company at a conversion factor of one share for each Forty-Cents ($0.40) (as adjusted by the April 29, 2003 five for one reverse split) of debt and unpaid interest outstanding at the time of conversion together with one warrant to purchase one share of SLVO Common Stock per share of SLVO Common Stock issued in conversion of unpaid debt and interest with an exercise price of Forty-Five Cents ($0.45) (as adjusted by the April 29, 2003 five for one reverse split)per share.

(b)  Except as set forth in Section 3.02(a), there are

     (i)  no  equity   securities   of  any  class  of  SLVO,  or  any  security
          exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and;

     (ii) no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which SLVO is a party or by which it is bound obligating SLVO to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of SLVO or obligating SLVO to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement and:

     (iii)to the knowledge of SLVO, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of SLVO.

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3.03 No Conflicts. Neither the execution and delivery of this Agreement by SLVO, the performance by SLVO of its obligations hereunder, the execution and delivery by SLVO of any agreement required to be entered into pursuant to this Agreement, nor the consummation of the transactions contemplated hereby, will result in any of the following: (a) a default or an event that, with notice or lapse of time, or both, would constitute a default, breach or violation of (i) any provision of the Articles of Incorporation or Bylaws of SLVO, or (ii) any of the terms, conditions or provisions of any lease, license, franchise, promissory note, contract, agreement, commitment, indenture, mortgage, deed of trust, or other instrument, document or arrangement to which SLVO is a party or by which it or any of its respective properties or assets may be bound and which is material to SLVO (a "Material Contract"); (b) the creation or imposition of any Lien on any of the assets or properties of SLVO; (c) the termination of any Material
Contract or the acceleration of the maturity of any indebtedness or other material obligation of SLVO; (d) a violation or breach of any order, writ, injunction, decree, law, statute or regulation of any court or governmental authority applicable to SLVO or any of its respective properties or assets; or
(e) the cessation or termination of any other business relationship or arrangement between SLVO and any third party the cessation or termination of which would have a Material Adverse Effect.

3.04 No Consent. No consent, approval, order or authorization of, or registration, declaration or filing with, any person or entity or any court, administrative agency or commission or other governmental authority or instrumentality is required by or with respect to SLVO in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.05 Public Reporting Entity. SLVO is, and has been since 2000, a public reporting corporation, which files annual reports an Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K under the Securities and Exchange Act of 1934, as amended. All such reports have been timely filed through the date hereof. SLVO has delivered or made available its most recent Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003 and the Annual Report on Form 10-KSB for the fiscal year of SLVO ended December 31, 2002. The information in the financial statements, including the capitalization of SLVO, included in such reports is complete, accurate and in compliance with applicable regulations.

3.06 Authorization of Shares. SLVO is authorized to issue the Shares as described in Section 1. The Shares shall be "restricted securities" as such term is defined in Rule 144 adopted under the Securities Act of 1933, as amended, and may not be sold, conveyed, transferred or hypothecated by any of the shareholders of SFF until and unless the Shares are registered under the Act or the sale or transfer would be exempt from registration requirements of the Act in the reasonable determination of SLVO.

3.07 Licenses and Permits; Compliance with Laws. Each of the material licenses and permits necessary for the operation of SLVO'S business is in full force and effect, and there are no pending or, to the knowledge of SLVO, threatened claims or proceedings challenging the validity of, or seeking to revoke or discontinue, any of the material licenses and permits. None of the transactions contemplated by this Agreement will affect the validity of or cause the revocation or discontinuation of any of the material licenses and permits.

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3.08 Litigation.  Except as set forth in Schedule 3.06 attached hereto, There is no pending, or, to the best knowledge of SLVO any threatened, action, suit, arbitration proceeding, charge, complaint, allegation, investigation, inquiry or other proceeding or claim before any court or governmental or administrative body or agency or other entity against, relating to or affecting SLVO or any director, shareholder, officer, agent or employee of SLVO in its, his or her capacity as such, or the assets, properties or business of SLVO or the transactions contemplated by this Agreement, nor is SLVO aware of any facts or circumstances which could reasonably lead to, or provide the basis for, any such action, suit, arbitration proceeding, investigation or inquiry that, if brought or adversely determined against SLVO could reasonably be expected to have a Material Adverse Effect.

3.09 Disclosure. None of the representations or warranties of SLVO contained in this Agreement or any documents delivered in connection with the transactions contemplated hereby, or in any certificate furnished or to be furnished pursuant hereto, contains any statement of a material fact that was untrue when made or omits to state any material fact necessary to make the statements of fact contained herein or therein not misleading in any material respect.

SECTION 4. Obligations Pending and Following the Closing.

4.01 Delivery of Shares and Restrictive Legend. Following closing and in accordance with the terms of Section 1 above, the Transfer Agent will deliver the Shares specified in this agreement. All of the shares issued under this transaction shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE ISSUER, THE TRANSFER QUALIFIES FOR AN EXEMPTION FROM OR EXEMPTION TO THE REGISTRATION PROVISIONS THEREOF.

SECTION 5. Conditions to SFF'S Obligations. The obligations of SFF to consummate the transactions contemplated herein shall be subject to the satisfaction or waiver, on or before the Closing Date, of each of the following conditions:

5.01 Accuracy of Representations and Warranties. All of the representations and warranties of SFF and the Shareholders contained herein shall be true and correct as of the date when made and shall be true and correct as of the Closing Date with the same force and effect as though such representations and warranties were made at and as of the Closing Date.

5.02 Due Diligence. Notwithstanding anything in this Agreement that might be to the contrary, all of the obligations of SLVO hereunder are subject to SLVO, its officers, board of directors as a group, employees, accountants, attorneys, representatives, advisors and/or agents having completed to their satisfaction, and in their sole discretion, a due diligence review, prior to closing, of SFF's business and financial condition.

5.03 Performance. SFF and each of the Shareholders shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and all actions which the Shareholders have been required to cause to be taken by SFF at or prior to the Closing, as provided in this Agreement, shall have been taken by them in accordance with the terms of this Agreement.

SECTION 6. Conditions to SLVO'S Obligations. The obligations of SLVO to consummate the transaction contemplated herein shall be subject to the satisfaction or waiver, on or before the Closing Date, of each of the following conditions:

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6.01  Affirmative Vote of the Board of Directors of SLVO. An affirmative vote of the Board of Directors of SLVO was held on November 17th, 2003 affirming the issuance of the shares agreed to in Section 1.01 (a) above.

6.02 Accuracy of Representations and Warranties. All of the representations and warranties of SLVO contained herein shall be true and correct as of the date when made and shall be true and correct as of the Closing Date with the same force and effect as though such representations and warranties were made at and as of the Closing.

6.03 Due Diligence. SFF its officers, board of directors as a group, employees, accountants, attorneys, representatives, advisors and/or agents shall have completed to their satisfaction, and in their sole discretion, a due diligence review, prior to closing, of SLVO business and financial condition.

6.04 Performance. SLVO shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed by or complied with on or prior to the Closing Date.

SECTION 7.

7.01 Indemnification. For a period of twelve (12) months following the Closing Date, THE PARTIES and its directors, officers, shareholders, employees, agents and successors and assigns shall indemnify, hold harmless and defend each other from and against any and all "Damages" (as hereinafter defined) that arise from or are in connection with:

(a) Any material breach of, or inaccuracy in, any of the representations or warranties of THE PARTIES contained in this Agreement or any certificates delivered hereunder;

(b) Any material breach or default by THE PARTIES of its covenants, agreements or obligations contained in this Agreement;

(c) Any claim, lawsuit, action or other proceeding that (i) is pending against THE PARTIES on the Closing Date, or (ii) is brought against THE PARTIES as a result of, or arising from, any acts or omissions of THE PARTIES that have occurred on or before the Closing Date;

7.02 Damages. "Damages," as used in this Section 9, shall mean: (i) demands, claims, actions, suits, investigations and legal or other proceedings brought against any indemnified party or parties, and any judgments or assessments, fines or penalties rendered therein or any settlements thereof, and (ii) all liabilities, damages, losses, taxes, assessments, costs and expenses (including, without limitation, reasonable attorneys' and accountants' fees and expenses) incurred by any indemnified party or parties, to the extent not reimbursed or paid for by insurance, whether or not they have arisen from, or were incurred in or as a result of, any demand, claim, action, suit, assessment or other proceeding or any settlement or judgment.

SECTION 8. Termination and Amendment.

8.01 Termination. This Agreement may be terminated at any time prior to the Closing, by written notice by the terminating party to the other party:

(a) by mutual written consent duly authorized by the Board of Directors of SLVO and SFF; or

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SECTION 8. Termination and Amendment - continued

(b) by SFF, if there has been a material breach of any representation, warranty, covenant or agreement on the part of SLVO, whichbreach shall not have been cured within ten (10) business days following receipt by the breaching party of written notice of such breach from SFF; or

(c) by SLVO, if there has been a material breach of any representation, warranty, covenant or agreement on the part of SFF, which breach shall not have been cured within ten (10) business days following receipt by the breaching party of written notice of such breach from SLVO.

8.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, there shall be no liability or obligation on the part of SLVO, SFF or their respective officers, directors, shareholders or Affiliates, except Sections 7 and 9 shall survive such termination.

8.03 Amendment. This Agreement may not be modified or amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.04 Extension; Waiver. At any time prior to the Closing, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

SECTION 9. Miscellaneous.

9.01 Any notice, receipt, offer or other communication required or permitted hereunder shall be sufficiently given if delivered in person, or sent by telex, facsimile transmission or registered or certified United States Mail (postage prepaid, return receipt requested) addressed to SFF at its principal office located at,1455 Frazee Rd, Suite 400, San Diego, CA 92108 or addressed to SLVO at 1475 S. Bascom Avenue, Suite 210, Campbell, CA 95003, and such notice, receipt, offer or other communication shall be deemed to have been given as of the date so delivered, sent by telex, transmittal by facsimile, or mailed.

9.02 All section numbers and/or headings used herein are intended for convenience of reference, and do not mean, nor should they be construed to imply, a degree of relative importance between and among the sections hereof, each of which is equally as important as any other, nor should such numbers or headings affect the interpretation or enforcement of this Agreement in any way.

9.03 In the event that any provision hereof shall be determined to be invalid, void, unenforceable or illegal as a matter of law by a court of competent jurisdiction, such provision(s) shall be deemed severed here from and treated as if never a part hereof, with all remaining sections to continue in full force and effect. Any and all male or female pronouns, as well as the use of the singular or plural form of any word, shall be read as if correctly used, in the event that any incorrect usage of any particular male or female pronoun, or singular or plural form of a word, should occur within this Agreement.

9.04 This Agreement shall be interpreted and construed in accordance with the laws of the State of Nevada, without regard to its conflict of law rules if any.

9.05 In the event of any dispute or claim relating to or arising out of this Agreement, and Acquisition, SFF and SLVO (i) each agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Washoe County, Nevada, and (ii) each waives its rights to have such disputes tried by a court or jury. However, SFF and SLVO agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of either party's trade secrets, proprietary information, other proprietary rights or property.

9.06 No rules of construction are intended by the parties hereto, nor shall be employed in the interpretation hereof. For all purposes, all parties hereto shall be deemed joint authors hereof.

9.07 This Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

9.08 Any party to this Agreement may waive any right or any breach or default it may have hereunder by any other party hereto; provided that no such waiver will be effective against the waiving party unless it is in writing and specifically refers to this Agreement. No waiver will be deemed to be a waiver of any subsequent or other right, breach or default of the same or similar nature.

9.09 This Agreement, including schedules and other documents referred to herein which form a part hereof, embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements or understandings (whether written or oral) among the parties, in respect to the subject matter contained herein. This Agreement may not be modified, amended or terminated except by written agreement specifically referring to this Agreement signed by the parties hereto.

9.10 No Shareholder may assign this Agreement, or assign its rights or delegate its duties hereunder, without the prior written consent of SLVO. Prior to the Closing, SLVO may not assign this Agreement, or assign its rights or delegate its duties hereunder, without the prior written consent of the Shareholder Representative.

9.11 This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the Parties; their heirs, executors, personal representative, successors and assigns, except that SFF shall not assign any of the benefits accruing under this agreement, without SLVO's prior written consent, to any current or future creditor or other third party. Each party hereto, his personal representatives and the fiduciary of the estate of any deceased Party hereto, should the event occur prior to the closing of this Agreement shall do all acts and will execute, acknowledge and deliver all instruments necessary and/or property to make this Agreement effective.

9.12 An item shall be deemed "material" for the purposes of this Agreement if it constitutes more than Ten Thousand Dollars ($10,000.00).

9.13 Notwithstanding anything to the contrary in this Agreement, there are no third party beneficiaries of SLVO's obligations pursuant to this Agreement, including, but not limited to, any creditors of SFF.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year, and place, first above written.

Silverado Financial, Inc.
a Nevada corporation



s/s John E. Hartman                         Date   ___________________
-------------------------------------
John E. Hartman
Chairman


SAN FRANCISCO FUNDING, INC.
a California corporation



/s/ Dan Selis                               Date   ___________________
-------------------------------------
Dan Selis, President


THE SHAREHOLDERS OF SAN FRANCISCO FUNDING, INC.



/s/ Daniel Selis                           Date   ___________________
-------------------------------------
Mr. Daniel Selis



/s/ Sarah M. Selis                          Date   ___________________
-------------------------------------
Mrs. Sarah M. Selis